EXHIBIT 99.1

Johnson Outdoors Announces Fiscal 2010 First Quarter Results

RACINE, Wis., Feb. 5, 2010 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation company, today announced net sales of $70.5 million for the first fiscal quarter ended January 1, 2010, a 1.0 percent increase compared to net sales of $69.8 million for the prior year quarter.  Favorable currency translation had a positive 3.3 percent impact on revenues during the quarter. Loss from continuing operations of $4.2 million, or ($0.45) per diluted share for the first quarter of 2010, compared favorably to a loss from continuing operations of $6.9 million or ($0.75) per diluted share in the prior year quarter.

"We have worked hard over the past 18 months to position Johnson Outdoors to compete effectively in today's new marketplace by reducing infrastructure, focusing strategies, strengthening the balance sheet and investing appropriately in meaningful innovation. Early indications are that outdoor recreational markets will begin a slow, yet steady recovery in 2010, and we feel good about our ability to grow share, improve profitability and enhance shareholder value going forward," said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

TRANSFORMATION UPDATE

On November 20, 2009, the Company outlined plans to further transform Johnson Outdoors to achieve sustained profitable growth focusing on continued cost-structure reductions, enhanced product price/value, targeted revenue gains and strong balance sheet management. At the end of the first quarter:

  Restructuring efforts delivered savings in-line with expectations.
  Inventory levels were 25 percent below prior year.
  Net debt was reduced $20 million versus the prior year quarter.

FIRST QUARTER RESULTS

Due to the seasonality of the warm-weather outdoor recreational products industry, the Company's first fiscal quarter results historically reflect a loss and are not indicative of the year's overall performance. First fiscal quarter sales are typically at their lowest as the Company ramps up for the primary selling period of its outdoor recreation products during the second and third fiscal quarters.   During the current year first quarter, outdoor recreational markets appeared to be stabilizing with consumer brands in three of the Company's four business units posting revenue gains during the first quarter.

  Marine Electronics revenues were 3.5 percent above last year primarily due to growth in all brands in key channels.
  Watercraft sales were 7.0 percent below the prior year primarily due to a change in pre-season sales programs which adjust shipment dates to coincide more closely with the customer's retail selling season.
  Diving revenues jumped 18.9 percent driven by a resurgence in key international markets and favorable currency translation of 8.8 percent.
  Outdoor Gear sales were 22.0 percent below last year despite solid growth in Consumer camping which could not overcome a decline in Military sales.

Total Company operating loss during the seasonally slow first fiscal quarter was $3.6 million compared to an operating loss of $5.2 million in the prior year quarter.  Key drivers behind the favorable comparison were:

  Stabilization in outdoor recreational markets.
  Higher sales in Marine Electronics and Diving units.
  Improved operating efficiency in all businesses.
  An increase in gross profit margin to 37.4 percent from 36.0 percent in the prior year.
  Charges of $0.8 million related to Watercraft consolidation.

The Company reported a net loss of $4.2 million, or ($0.45) per diluted share, during the first fiscal quarter, compared to a net loss of $6.9 million, or ($0.75) per diluted share, in the same quarter last year.

OTHER FINANCIAL INFORMATION

The Company's debt to total capitalization stood at 29 percent at the end of the first quarter versus 39 percent at January 2, 2009.  At January 1, 2010, debt, net of cash, was $21.1 million compared to $41.1 million at the end of the prior year quarter. Depreciation and amortization was $2.6 million year-to-date, compared to $2.4 million during the prior year-to-date period. Capital spending totaled $1.5 million during the first fiscal quarter compared with $2.0 million in the 2009 first fiscal quarter.

"We are already benefitting from our new debt agreement as borrowing costs in the quarter dropped $0.4 million below the prior year period. Our cash and debt levels are on target with expectations, due in large part to improved working capital management which brought inventory levels down significantly over the past 12 months. Going forward, on an annual basis our goal is to keep inventory within 5 percent of 2009 levels," said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday February 5, 2010.   A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® and Lendal® paddles; and Extrasport® paddling accessories; Minn Kota® motors; Cannon® downriggers; Humminbird® fishfinders; Geonav® marine electronics; SCUBAPRO® and UWATEC® dive equipment; Silva® compasses; Tech4O® digital instruments; and Eureka!® tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning.Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company's success in implementing its strategic plan, including its focus on innovation; actions of and disputes with companies that compete with the Company; the Company's success in managing inventory and its continuing efforts to implement sustainable cost-cutting and sales growth initiatives; the risk that the Company's lenders may be unwilling to provide a waiver or amendment if the Company were to violate financial covenants and the cost to the Company of obtaining any waiver or amendment that the lenders would be willing to provide; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies or interest rates; the Company's success in restructuring of its Watercraft and Diving operations; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.
(thousands, except per share amounts)
Operating Results	THREE MONTHS ENDED
	January 1 2010	January 2 2009
Net sales	$70,460	$69,756
Cost of sales	44,104	44,650
Gross profit	26,356	25,106
Operating expenses	29,911	30,329
Operating (loss) profit	(3,555)	(5,223)
Interest expense, net	1,157	1,494
Other (income) expense, net	(680)	1,120
Loss before income taxes	(4,032)	(7,837)
Income tax expense (benefit)	204	(896)
Loss from continuing operations	(4,236)	(6,941)
(Loss) income from discontinued operations, net of income tax benefit of $0 and $0 respectively	--	41
Net loss	$(4,236)	$(6,900)
Net loss per common share - Diluted:
Continuing operations	$(0.45)	$(0.75)
Discontinued operations	--	--

Diluted average common shares outstanding	9,383	9,285
Segment Results
Net sales:
Marine electronics	$33,095	$31,978
Outdoor equipment	8,762	11,237
Watercraft	10,269	11,047
Diving	18,495	15,550
Other/eliminations	(161)	(56)
Total	$70,460	$69,756
Operating (loss) profit:
Marine electronics	$(493)	$(969)
Outdoor equipment	730	925
Watercraft	(1,145)	(1,599)
Diving	(84)	(1,197)
Other/eliminations	(2,563)	(2,383)
Total	$(3,555)	$(5,223)
Balance Sheet Information (End of Period)
Cash and cash equivalents	$ 25,687	$ 32,410
Accounts receivable, net	55,754	61,613
Inventories, net	65,811	87,696
Total current assets	157,472	191,901
Total assets	225,063	258,482
Short-term debt and current maturities	30,626	13,501
Total current liabilities	77,481	65,616
Long-term debt	16,145	60,000
Shareholders' equity	$ 111,780	$ 113,320
CONTACT:  Johnson Outdoors Inc.
          David Johnson, VP & Chief Financial Officer
          Cynthia Georgeson, VP - Worldwide Communication
          262-631-6600